Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013, with respect to the consolidated financial statements included in this Registration Statement and Prospectus for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012 of LendingClub Corporation. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Francisco, CA

August 26, 2014